UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2013

Tower Group International, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-35834	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Bermuda Commercial Bank Building

19 Par-La-Ville Road

Hamilton, HM 11, Bermuda

(Address of principal executive office)

(441) 279-6610

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On December 17, 2013, Tower Group International, Ltd. (the “Company”) announced that its wholly-owned subsidiary Tower Group, Inc. (“Tower”) closed the sale to an investment fund managed by Bregal Capital LLP of all of the shares of capital stock of Canopius Group Limited (“Canopius”) owned by Tower (the “Canopius Shares”), pursuant to a stock purchase agreement, dated as of December 13, 2013 (the “Purchase Agreement”), between Tower and Bregal Fund III L.P.

The initial purchase price for the Canopius Shares is $69.7 million (£42.5 million), which has been paid in full to Tower. As part of Tower’s agreement to sell its shares, if a legally binding contract for the sale or other transfer of shares representing a majority of the voting power of Canopius is entered into within six months after the date of the Purchase Agreement, a further cash payment would be made by Bregal to Tower. This additional cash payment would be equivalent to the excess, if any, of (1) one third of the difference between the amount in GBP paid for the shares previously owned by Tower in such sale and £40.6 million (plus Tower’s share of expenses of such sale) minus (2) £1.95 million.

With proceeds from the sale, Tower has paid in full the $70.0 million outstanding on its credit facility led by Bank of America, N.A., and the credit facility has been terminated. See Item 1.02 below. The sale of the Canopius shares permits Tower’s Board to continue its strategic evaluation of various alternatives without any current liquidity concerns arising from its former bank credit facility, while also permitting Tower to participate in any future transaction involving the sale of Canopius that occurs within the next six months.

The foregoing description of the transaction is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference. A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

On December 13, 2013, Tower entered into a Termination Letter (the “Termination Letter”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, terminating the Amended and Restated Credit Agreement dated as of February 15, 2012 among Tower as the Borrower, various financial institutions as Lenders, and Bank of America, as Administrative Agent, L/C Administrator and Fronting Bank.

Item 2.01. Completion of Acquisition or Disposition of Assets

See item 1.01 above.

Item 7.01.	Regulation FD Disclosure

On December 17, 2013, the Company stated that it anticipates strengthening of its loss reserves in the third quarter in an amount between $75 million and $105 million primarily in workers’ compensation, commercial multi-peril liability, other liability and commercial auto liability lines of business, and that it expects its U.S. combined statutory surplus, net of cessions to its Bermuda affiliate, to decrease from $374 million at June 30, 2013 to an amount between $315 million and $335 million at September 30, 2013. The Company further stated it is still in the process of preparing its statutory financial filings, but it anticipates filing its statutory financial statements for the third quarter by the end of 2013. A copy of the press release announcing the strengthening of the Company’s loss reserves is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

2.1	Stock Purchase Agreement, dated as of December 13, 2013, by and between Tower Group, Inc. and Bregal Fund III L.P.

10.1	Termination Letter, dated as of December 13, 2013, by and between Tower Group, Inc. and Bank of America, N.A.

99.1	Copy of Press Release issued by Tower Group International, Ltd., dated December 17, 2013

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group International, Ltd.
Registrant

Date: December 17, 2013	/s/ William E. Hitselberger
WILLIAM E. HITSELBERGER
Executive Vice President and Chief Financial Officer